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                                                                   Exhibit 10.24



                       TRANSITION POWER PURCHASE AGREEMENT
             (HUNTLEY - CALL OPTION - PRE-ISO, PRE INVESTMENT GRADE)

         This Transition Power Purchase Agreement (the "Agreement") is entered into as of this 11th day of June, 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Huntley Power LLC, a Delaware limited liability company ("Producer") (each individually a "Party", or collectively the "Parties").

         WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of its Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

         WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

         WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including its Huntley and Dunkirk generating facilities;

         WHEREAS Producer or its affiliate has entered into an agreement ("Asset Sales Agreement, or ASA") to acquire certain facilities from Niagara Mohawk, facilities, including its Huntley generating facility;

         WHEREAS Producer, entered into a certain interconnection agreement with Niagara Mohawk in April, 1999 for the interconnection of the Huntley facility; and

         WHEREAS pursuant to the ASA, Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which; for a certain period of time, Niagara Mohawk is to purchase from Producer certain quantities of electricity generated by the facility.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:





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                                   ARTICLE 1.
                                   DEFINITIONS

         Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

         "Agreement" means this Transition Power Purchase Agreement (Huntley - Call Option - Pre-ISO, Pre Investment Grade) dated as of the Closing Date, between, Niagara Mohawk Power Corporation and Producer including all attached schedules.

         "Asset Sales Agreement" or "ASA" means the Asset Sales Agreement dated as of December 23, 1998, between Niagara Mohawk Power Corporation and NRG Energy, Inc.

         "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

         "Closing" means the closing of the transactions contemplated by the ASA.

         "Closing Date" means the date and time at which the Closing actually occurs.

         "Decline Quantity Cap" means the Maximum Capacity set forth in Schedule A times the hours that make up the previous six Scheduled Quantity Months (adjusted for leap year) times the Equivalent Forced Outage Rate ("EFOR") set forth in Schedule A. The declined quantity shall be calculated on a rolling interval basis during the previous six-Scheduled Quantity Months (for example, hour ending 1400 on February 15, last year through hour ending 1300 February 15, this year including all of the Scheduled Quantity Months). Furthermore, it is understood that on the Closing Date, it shall be deemed that the previous six-Scheduled Quantity Months have an EFOR as listed in Schedule A.

         "Delivery Point" means the point at which the interconnection facility is connected to the transmission system as is indicated on a one-line diagram included as part of Exhibit A of the Interconnection Agreement.

         "Effective Date" means the Closing Date, as such term is defined in the Asset Sales Agreement between Niagara Mohawk and NRG Energy Inc.




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         "Energy Management System" means the computer system Niagara Mohawk utilizes to control the operations of the bulk power system in the Company's control area.

         "Force Majeure" means (with respect to Firm Transactions) an event not anticipated as of the Effective Date which is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of reasonable due diligence, the Claiming Party, is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute; labor or material shortage; sabotage; action or restraint by court order to public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not include (i) the loss of Niagara Mohawk's power markets; (ii) Niagara Mohawk's inability economically to use or resell Power purchased hereunder, (iii) the loss or failure of Producer's Power supply; and (iv) Producer's ability to sell Power to a market at a more advantageous price. A party's year 2000 computer compliance failure shall not constitute Force Majeure.

         "Interconnection Agreement" means a separate Interconnection Agreement between Niagara Mohawk Power Corporation and Huntley Power LLC.

         "Interest Rate" means, for any date, the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

         "New York Independent System Operator" or "NYISO" means an organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of the transmission system of New York State, to provide equal access to the bulk power-transmission system and to maintain the reliability of the transmission system of New York State.

         "New York Power Pool" or "NYPP" means an organization established by agreement ("the New York Power Pool Agreement") made as of July 21, 1966, and amended as of July 16, 1991, by and among Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc., Long Island Lighting Company, New York State Electric & Gas Corporation, Niagara Mohawk Power Corporation, Orange and Rockland Utilities, Inc., Rochester Gas and Electric Corporation, and the Power Authority of the State of New York.

         "Power" means electric capacity as measured in MW or KW and/or energy as measured in MWh or KWh. Energy purchased hereunder will include




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applicable reserves (operating capacity), unless the Parties expressly agree otherwise.

         "Price" means the price to be paid per unit as specified by Niagara Mohawk to Producer for the purchase of Power, including the energy price, demand charges, and any other charges pursuant to Article 2.

         "Quantity" means that quantity of Power that Producer is required to make available or sell and deliver, or cause to be delivered, to Niagara Mohawk, and that Niagara Mohawk agrees to purchase and receive, or cause to be received, from Producer pursuant to Article 3.

         "Replacement Price" means, prior to the commencement of the NYISO, Niagara Mohawk's weighted average purchases and sales in the NYPP for each hour as found in the Niagara Mohawk's Energy Management System log line 6033-19, and on or after the commencement of the NYISO, the real time locational based market price ("LBMP") paid to Producers for energy for each hour, at the Unit's bus bar or the region in which the Unit's bus bar is located, specified and published by the NYISO.

         "Scheduled Quantity Month" means any calendar month in which a Call Quantity is pre-scheduled pursuant to Schedule D; specifically the calendar months of June, July, August, December, January, February, and the month of March during the year 1999, and 2000 for Huntley, but excluding the month of December during the year 2002 for Dunkirk.

         "Scheduling" or "Schedule" means the acts of Producer, Niagara Mohawk and/or their designated representatives, of notifying, requesting and confirming to each other the quantity and type of Power to be delivered on a given hour, day or days at a specified Delivery Point.

         "Settlement Date" means the last day of each calendar month during the Term of this Agreement.

         "Settlement Period" means with respect to each Settlement Date the period from (but excluding) the immediately preceding Settlement Date (or, in the case of the first Settlement Date, from and including the Effective Date) to (and including) such Settlement Date (or, in the case of the last Settlement Date, to and including the end of the Term of this Agreement).

         "Transmission Providers" means the entity or entities transmitting or transporting the Power on behalf of Producer or Niagara Mohawk from the Delivery Point.




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                                   ARTICLE 2.
                                  TRANSACTIONS

2.1. Term of Agreement. The term of this Agreement will begin upon the Closing Date of the ASA (the Effective Date) and will terminate upon the earlier of (i) the fourth anniversary of the Closing Date, or (ii) last day of the month in which the later of (i) the NYISO goes into operation, or (ii) Niagara Mohawk's senior notes of the series having the longest maturity then outstanding have been rated investment grade by (a) S&P and Moody's or (b) S&P or Moody's and at least one other rating agency.

2.2. Compensation. For each month during the term, Niagara Mohawk shall pay Producer one-twelfth of the Call Fee - Stage 1 as set forth in Schedule C. In addition to the foregoing, if Niagara Mohawk has exercised the Call Option (as defined in Article 3.1), for a given hour, Niagara Mohawk shall pay Producer the sum of (A) the product of the hourly Call Quantity multiplied by the Fixed Price ("Pc") as set forth in Schedule C for such hour plus (B) the aggregate Call Fee-Stage 2 as set forth in Schedule C for each such hour, provided that (x) a warm start Call Fee - Stage 2 shall apply and a cold start Call Fee shall not apply with respect to an hour if the respective Unit has been off-line for the preceding 1 hour, but was on-line during any time in the preceding 10 hours, and
(y) a cold start Call Fee - Stage 2 shall apply, and a warm start Call Fee - Stage 2 shall not apply, if the Unit has been off-line for the preceding 10 hours. Notwithstanding the provision of (x) and (y), a Call Fee - Stage 2 shall not apply if the Unit was on-line in the preceding hour.

2.3. Compensation Adjustment. Compensation as provided by Article 2.2 shall be offset by Niagara Mohawk's Replacement Power Price less the Fixed Price ("Pc") (as set forth in schedule C) multiplied by the quantity of electricity not delivered in excess of the EFOR targets under Article 3.1. Specifically, in the event the Call Option is exercised and Producer declines and/or fails to deliver and such decline and/or failure of non-delivery quantities exceeds the Decline Quantity Cap, then this Compensation Adjustment shall be made.

2.4. Delivery. Producer will make all of the capacity, energy, and ancillary services of the Units available to Niagara Mohawk at the Delivery Point.

2.5. Installed Capacity. Niagara Mohawk shall retain the right to claim the Capacity, and Producer must provide such Capacity, for Niagara Mohawk's capacity requirements to the NYPP or the NYISO up to the Maximum Capacity set forth in Schedule A. In the event the Producer is unable to provide Capacity acceptable to the NYPP or NYISO in the amount claimed by Niagara Mohawk from its (Producer's) own sources, the Producer must procure the Capacity from the market and provide it to Niagara Mohawk at no cost to Niagara Mohawk. In



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the event the Producer fails to provide such Capacity, Producer shall be charged a penalty equivalent to the greater of (i) the penalty rate assessed by the NYPP or NYISO, or (ii) the capacity rate component of Niagara Mohawk's Service Classification Number 6 Tariff.

                                   ARTICLE 3.
                          NIAGARA MOHAWK'S CALL OPTION

3.1 Scheduling and Commitment. Schedule D shall be deemed to be the Call Quantity. Niagara Mohawk shall have the right ("the Call Option") to require Producer to commit, schedule, and generate electrical output by the Units up to the Call Quantity Cap as set forth in Schedule B not to exceed the Maximum Capacity in Schedule A for any hour. Notwithstanding the foregoing, Producer shall retain the right to refuse a portion of a Call Quantity for a Unit if the Unit is unavailable or derated sufficiently to be unable to fulfill a portion of the Call Quantity. Any such refusal with respect to a Call Quantity, for each Settlement Period, shall be limited to the Decline Quantity Cap. In the event the Decline Quantity Cap is reached during a Settlement Period, Producer shall compensate Niagara Mohawk in accordance with Article 2.3. Producer shall immediately notify Niagara Mohawk of any such refusal, the reason for such refusal and the Call Quantity refused. At the request of Niagara Mohawk, Producer shall provide evidence of such Unit unavailability or derate. Any Call Option exercised by Niagara Mohawk which is refused by Producer in accordance herewith shall be deemed not to have been exercised.

For any exercised Call Option refused by Producer, Niagara Mohawk shall have the right to make up such quantities.

3.2 Exercise of Call Option. Niagara Mohawk may exercise the Call Option with respect to any Interval by delivery of an exercise notice to Producer (which may be delivered orally, including by telephone). Any such notice shall specify the relevant Interval and Call Quantity (in MWh), and shall be given prior Friday at 5:00 PM (EST) for the following week.

If any notice is delivered orally, Niagara Mohawk will execute and deliver a written confirmation confirming the substance of that notice within two Business Days of that notice. Failure to provide that written confirmation will not affect the validity of that oral notice.

3.3 Ancillary Service. Niagara Mohawk may request and, subject to unit availability, Producer must commit Unit(s) to be utilized for ancillary services to the NYPP or NYISO or Niagara Mohawk. Niagara Mohawk may utilize the full operating capacity available from the units it commits for its contribution to




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operating capacity and reserve obligations to the NYPP or NYISO, subject to unit availability as determined by Producer in its sale discretion. Niagara Mohawk shall have the right during the term of the Agreement to commit, schedule, and designate for dispatch (if the Unit is capable of receiving base points from the NYPP or NYISO) any and all of the Units. Niagara Mohawk shall have the right to require Unit(s) be available for economic dispatch for purposes of providing ancillary services to the NYPP or NYISO and may rely on Unit(s) to provide voltage support, load following, regulation, reserves, and other similar ancillary services. Changes in the quantity that result from this Article 3.3 shall apply to the Call Quantity.

3.4 Scheduling and Commitment Limitations. Call Quantities shall be subject to the following limitations: (i) no individual Unit Call Quantity nomination schedule can change by more than its response rate (set forth in Schedule A hereto); and (ii) Minimum Capacity and Minimum Down Time (set forth in Schedule A hereto), must be adhered to in the nomination of Call Quantities (e.g. to adhere to the Minimum Down Time, if a Call Quantity is scheduled to zero, the Call Quantity cannot exceed zero again until the Minimum Down Time is met.

                                   ARTICLE 4.
                                     PAYMENT

4.1 Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of power which was delivered to Niagara Mohawk during the preceding calendar month, the total amount due from Niagara Mohawk, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payment shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, then Niagara Mohawk shall immediately notify Producer of the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, then the disputed amount shall be paid within one (1) day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.



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                                   ARTICLE 5.
                                  FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) business days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.

                                   ARTICLE 6.
                            TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 6.1, in the indemnifying Party. "Claims" means all third party claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, reasonable attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants and that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.





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                                   ARTICLE 7.
                                       LAW

7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any lawsuits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each Party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.



                                   ARTICLE 8.
                                  MISCELLANEOUS

8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such Party which affiliate's creditworthiness is not materially different than that of such Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree in writing, to be bound by the terms and conditions hereof and creditworthiness is not materially different than that of such Party.

8.2 Notices. All Notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, as of confirmation), if delivered personally, if sent by telecopy (which is confirmed) or if sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like Notice). Scheduling and dispatching Notices can be given orally as outlined in Article 3.






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TO NIAGARA MOHAWK:

NOTICES & CORRESPONDENCE:                    SCHEDULING:
Niagara Mohawk Power Corporation             (315) 460-2468
Supply Services - HCB#3                      (315) 460-2425
300 Erie Boulevard West                      Fax - (315) 460-2122
Syracuse, New York 13202-4250
Phone: (315) 460-2341
                                             DISPATCHERS:
Phone: (315) 460-2271                        (315) 460-2120
Fax: (315) 460-2660                          (315) 460-2130
                                             Fax - (315) 460-2197

INVOICES:                                    CHECK PAYMENTS:
Niagara Mohawk Power Corporation             Niagara Mohawk Power Corp.
Power Scheduling and Billing - HCB#3         Misc. Accounts Receivable C-3
300 Erie Boulevard West                      300 Erie Boulevard West
Syracuse, New York 13202-4250                Syracuse, New York 13202-4250
Phone: (315) 460-2190
Fax: (315) 460-2494                          PAYMENTS BY WIRE:
                                             Citibank New York
                                             Account#: 40662754
                                             ABA #: 021000089
                                             Credit To: Niagara Mohawk Power
                                             Corporation

TO PRODUCER:

NOTICES & CORRESPONDENCE:                    PAYMENTS:
Huntley Power LLC                            LaSalle National Bank, Chicago
1221 Nicollet Mall                           ABA #:       071 000 505
Minneapolis, MN 55403                        Account #:   58 000 768 52
Attn:        President                       Beneficiary: NRG Energy, Inc.
Fax No.:     (612) 373-5430
Phone No.:   (612) 373-8864

INVOICES:                                    SCHEDULING:
Attn:        Dan Hudson                      Attn:        Dan Hudson
Fax No.:     (612) 373-5430                  Fax No.:     (612) 373-5430
Phone No.:   (612) 373-8864                  Phone No.:   (612) 373-8864







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8.3. General. This Agreement (including the Schedules attached hereto)
constitutes the entire agreement between the Parties with respect to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4. Audit. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.











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                       TRANSITION POWER PURCHASE AGREEMENT
            (HUNTLEY - CALL OPTION - PRE-ISO, PRE INVESTMENT GRADE)




         The Parties have executed this Agreement in multiple counterparts to be construed as one effective as of the Effective Date.

HUNTLEY POWER LLC                            NIAGRA MOHAWK POWER CORPORATION

By: /s/ Michael O'Sullivan                   By: /s/ Clement E. Nadeau
    ------------------------------               ------------------------------
    Name:  Michael O'Sullivan                    Name:  Clement E. Nadeau
    Title: Vice President                        Title: Vice President
    Date:  6/11/99                                      Electric Delivery
                                                 Date:  6/8/99















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